Media General, Inc., PO Box 85333 Richmond, VA 23293-0001 804/649-6748 www.mediageneral.com

FOR IMMEDIATE RELEASE
Thursday, January 29, 2009

Media General Reports Fourth-Quarter 2008 Results; Includes Non-cash Impairment Charge

RICHMOND, Va. – Media General, Inc. (NYSE: MEG) today reported a net loss for the fourth quarter of 2008 of $85.5 million, or $3.86 per diluted share, including a non-cash pre-tax impairment charge of $130.4 million ($83.1 million after-tax).  This compares to net income in 2007 of $9.6 million, or 43 cents per diluted share.  The impairment charge and a tax valuation allowance that affected the quarter are discussed in more detail below.

Excluding the impairment charge, the tax valuation allowance, and $6.1 million of pre-tax severance expense, fourth-quarter income from continuing operations was $8.6 million, or 39 cents per diluted share.  This compares to income from continuing operations, also adjusted for severance expense, in 2007 of $10.2 million, or 46 cents per diluted share.

Media General’s fourth-quarter results reflected a decrease in divisional operating profits, the majority of which was in the Publishing segment, as a result of lower advertising revenues.  Partially offsetting lower divisional profits were lower corporate expense, decreased intangibles amortization and reduced interest expense in 2008.  Also affecting the quarterly comparisons were the absence of an insurance recovery, and losses and a write-down related to SP Newsprint, both of which were present in the 2007 results.

Total operating costs in the fourth quarter decreased 7.1 percent, excluding the impairment charge in 2008 and an insurance recovery in 2007, compared with the prior year.  Lower costs reflect the aggressive actions the company has taken to improve the efficiency and effectiveness of its operations.

“The Publishing Division’s lower fourth-quarter results were due to the continuation of the declining economic trends that we have experienced all year, particularly in Florida,” said Marshall N. Morton, president and chief executive officer.  “In the Broadcast Division, strong Political revenues largely offset lower National and Local transactional sales.

“The Interactive Media Division generated revenue growth of 10 percent, which was driven by strong holiday sales on our new online coupon and shopping Web site DealTaker.com, and a 43 percent increase in Local advertising.  Our total online audience growth continued in the fourth quarter, driven significantly by continuous news offerings on all sites.  Page views were up 10.1 percent, visitor sessions increased 23.2 percent and unique visitors rose 30.1 percent,” Mr. Morton said.

Publishing Division

Publishing Division profit for the quarter, excluding severance charges, decreased 57.2 percent from the prior year.  Total revenues decreased 16.8 percent, and advertising revenues declined 20.1 percent.

Excluding Florida, total Publishing revenues decreased 14.8 percent.  Revenues declined 16.8 percent in Virginia and 15 percent in North Carolina.  In Alabama, revenues decreased only 5.2 percent, as the Classified decline was not as sharp as in other markets.  In South Carolina, where revenues declined just 3.9 percent, advertising from a weekly newspaper acquired March 31, 2008, helped to partially offset the total spending decline.

Classified advertising revenues in the fourth quarter of 2008 were below the prior year by $14.2 million, or 37.6 percent, driven by shortfalls in all markets, but most significantly in the company’s three metro newspaper markets.  In the metro markets, employment revenues decreased 60 percent, real estate revenues were down 50 percent, and automotive revenues declined 46 percent.  Legal Classified revenues increased due to real estate foreclosure listings.

Publishing    •    Broadcast    •    Interactive Media

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Media General, Inc., PO Box 85333 Richmond, VA 23293-0001 804/649-6748 www.mediageneral.com

Retail advertising revenues declined $7.7 million, or 12 percent, due to lower spending across most markets.  National revenues decreased $1 million, or 10.9 percent, mostly reflecting decreases in the national automotive and telecommunications categories in all markets.  Circulation revenues increased $915,000, or 5.7 percent, reflecting Daily single-copy price and home-delivery rate increases in most markets early in 2008.

Excluding severance expense from both years and some one-time costs incurred in 2008 as the division reduced its number of printing sites, Publishing Division expenses declined $7.7 million, or 7.2 percent, for the quarter.  Salary expense was down 11.7 percent as the result of workforce reductions.  Newsprint expense increased 1.5 percent as a result of higher newsprint cost, which was nearly offset by a 25.6 percent decrease in consumption.  The average price per ton increased $185, or 36.3 percent, over the 2007 fourth quarter.  For the year, however, newsprint expense was down 10.4 percent despite a 13.5 percent price increase as a result of the company’s newsprint conservation program.

Broadcast Division

Excluding severance expense from both years, Broadcast Division profit for the 2008 quarter of $24.3 million was 2.6 percent above last year’s fourth quarter.  Political revenues totaled $23.4 million and were generated mainly from Presidential campaign spending in Florida, North Carolina, Ohio and Virginia; U.S. congressional races in Ohio, North Carolina, Mississippi and South Carolina; state elections in Ohio; and issue spending in Ohio, Florida, North Carolina and Mississippi.

Broadcast expenses decreased more than 10 percent, excluding severance, due to reduced salary expense from workforce reductions, other cost containment initiatives and lower costs of goods sold at a broadcast equipment subsidiary.

Total Broadcast revenues declined $6.6 million, or 7 percent, and gross time sales declined $6.2 million, or 6.4 percent, due to weak economic conditions in most markets.  Local time sales declined $14.9 million, or 25.6 percent, and National time sales decreased $10.6 million, or 30.6 percent.  Lower automotive spending was the main factor for the decreases in both categories.

Interactive Media Division

An operating loss for the Interactive Media Division of $1.6 million compared with a loss of $2.6 million in the prior year, which included an investment write-down.  Total division revenues increased 10 percent in the 2008 quarter.  Current-year results benefited from a strong profit contribution by DealTaker.com, an online shopping Web site that Media General acquired on March 31, 2008, and a 43 percent increase in local online revenues on the company’s local media Web sites.  These revenue increases, however, were partially offset by recession-driven declines in Classified and National advertising of 24.5 percent and 37 percent, respectively.  The performance of Blockdot, an advergaming and branded entertainment business, was also below the prior year as customers cut advertising budgets.

Non-cash Impairment and other results

As with much of the rest of the U.S., economic conditions in the company’s markets continued to decline in the fourth quarter of 2008.  Additionally, the market’s perception of the value of media stocks remains negative.  As a result of these factors, the company recognized a pre-tax non-cash impairment charge of $130.4 million, primarily to write-down the value of FCC licenses and network affiliation agreements in the Broadcast Division to their estimated fair values.

Interest expense decreased by $3.8 million, or 26 percent, primarily due to lower average debt levels.  Debt at the end of the fourth quarter was $730 million, down from $750 million at the end of the third quarter and from $898 million at the beginning of the year.

The effective tax rate for the quarter was a 28.6 percent tax benefit on the company’s pre-tax loss compared to a 40.3 percent tax expense on pre-tax income in 2007.  The decline in the tax rate was due primarily to $7.5 million of a tax valuation allowance that related to continuing operations.

Publishing    •    Broadcast    •    Interactive Media

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Media General, Inc., PO Box 85333 Richmond, VA 23293-0001 804/649-6748 www.mediageneral.com

EBITDA (income from continuing operations before interest, taxes, depreciation and amortization) in the current quarter was a deficit of $92 million due to the impairment charge, compared with $46 million in the 2007 period.  After-Tax Cash Flow, excluding the non-cash items, was $22.2 million compared with $26.9 million in the prior year.  Capital expenditures in the fourth quarter of 2008 were $12.3 million compared with $23 million in the prior-year period.  Free Cash Flow, excluding non-cash items, for the quarter (After-Tax Cash Flow minus capital expenditures) was $9.9 million compared with $3.9 million in the prior-year period, reflecting declines in both operating income and capital spending.

Media General provides the non-GAAP financial metrics EBITDA from continuing operations, After-Tax Cash Flow excluding non-cash items, and Free Cash Flow excluding non-cash items.  The company believes these metrics are useful in evaluating financial performance and are common alternative measures used by investors, financial analysts and rating agencies.  These groups use EBITDA, along with other measures, to evaluate a company’s ability to service its debt requirements and to estimate the value of the company.  A reconciliation of these metrics to amounts on the GAAP statements has been included in this news release.

Conference Call and Webcast

The company will hold a conference call with financial analysts today at 2:30 p.m. ET.  The conference call will be available to the media and general public through a limited number of listen-only dial-in conference lines and via simultaneous Webcast.  To dial in to the call, listeners may call 1-866-362-5158 about 10 minutes prior to the 2:30 p.m. start.  The participant passcode is “Media General.”  Listeners may also access the live Webcast by logging on to www.mediageneral.com and clicking on the “Live Webcast” link on the homepage about 10 minutes in advance.  A replay of the Webcast will be available online at www.mediageneral.com beginning at 4:30 p.m. today.  A telephone replay is also available, beginning at 4:30 p.m. today and ending at 1 p.m. on February 5, 2009, by dialing 888-286-8010 or 617-801-6888, and using the passcode 70081667.

About Media General

Media General is a leading provider of local news, information and entertainment over multiple media platforms.  The company serves markets primarily in the Southeastern United States.  Media General publishes 24 daily newspapers, including The Tampa Tribune, Richmond Times-Dispatch, and Winston-Salem Journal; and community newspapers in Virginia, North Carolina, Florida, Alabama and South Carolina; plus approximately 275 weekly newspapers and other targeted publications.  The company owns and operates 19 network-affiliated television stations that reach approximately 30 percent of the television households in the Southeast and nearly 9 percent of those in the United States.  The company’s interactive media operations include Web sites and portals that are associated with each of its newspapers and television stations as well as with many specialty publications, and two growing interactive advertising services companies, Blockdot, Inc. and DealTaker.com.

Investor Contact:	Media Contact:
Lou Anne Nabhan	Ray Kozakewicz
(804) 649-6103	(804) 649-6748

Publishing    •    Broadcast    •    Interactive Media

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Media General, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Thirteen Weeks Ending		Fifty-Two Weeks Ending
	Dec. 28,	Dec. 30,	Dec. 28,	Dec. 30,
(Unaudited, in thousands except per share amounts)	2008	2007	2008	2007

Revenues	$206,985	$234,990	$800,034	$898,776

Operating costs:
Production	92,931	100,079	378,237	406,988
Selling, general and administrative	76,148	83,574	309,260	330,806
Depreciation and amortization	17,273	16,957	71,479	73,013
Goodwill and other asset impairment	130,383	—	908,701	—
Gain on fire insurance recovery	—	(17,604)	(3,250)	(17,604)
Total operating costs	316,735	183,006	1,664,427	793,203

Operating income (loss)	(109,750)	51,984	(864,393)	105,573

Other income (expense):
Interest expense	(10,650)	(14,475)	(43,449)	(59,577)
Impairment of and recovery (loss) on investments	167	(23,207)	(4,419)	(34,825)
Other, net	218	331	979	1,126
Total other expense	(10,265)	(37,351)	(46,889)	(93,276)

Income (loss) from continuing operations before income taxes	(120,015)	14,633	(911,282)	12,297

Income taxes	(34,355)	4,698	(288,127)	2,976

Income (loss) from continuing operations	(85,660)	9,935	(623,155)	9,321
Discontinued operations:
Income from discontinued operations (net of tax)	126	1,654	2,601	3,366
Loss related to divestiture of operations (net of tax)	—	(2,000)	(11,300)	(2,000)
Net income (loss)	$(85,534)	$9,589	$(631,854)	$10,687

Net income (loss) per common share:
Income (loss) from continuing operations	$(3.86)	$0.45	$(28.18)	$0.41
Discontinued operations	—	(0.02)	(0.39)	0.06
Net income (loss)	$(3.86)	$0.43	$(28.57)	$0.47

Net income (loss) per common share - assuming dilution:
Income (loss) from continuing operations	$(3.86)	$0.45	$(28.18)	$0.41
Discontinued operations	—	(0.02)	(0.39)	0.06
Net income (loss)	$(3.86)	$0.43	$(28.57)	$0.47

Weighted-average common shares outstanding:
Basic	22,166	22,168	22,113	22,656
Diluted	22,166	22,296	22,113	22,827

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Media General, Inc.
BUSINESS SEGMENTS

			Interactive
(Unaudited, in thousands)	Publishing	Broadcast	Media	Eliminations	Total

Quarter Ended December 28, 2008
Consolidated revenues	$111,192	$87,482	$10,069	$(1,758)	$206,985
Segment operating cash flow	$15,403	$27,889	$(1,149)		$42,143
Recovery on investment			4		4
Depreciation and amortization	(6,951)	(6,267)	(468)		(13,686)
Segment profit (loss)	$8,452	$21,622	$(1,613)		28,461

Unallocated amounts:
Interest expense					(10,650)
Recovery on investment					167
Acquisition intangibles amortization					(2,902)
Corporate expense					(7,350)
Goodwill and other asset impairment					(130,383)
Other					2,642
Consolidated loss from continuing operations before income taxes					$(120,015)

Quarter Ended December 30, 2007
Consolidated revenues	$133,663	$94,054	$9,153	$(1,880)	$234,990
Segment operating cash flow	$32,648	$28,791	$(688)		$60,751
Write down of investment			(1,357)		(1,357)
Depreciation and amortization	(6,044)	(5,233)	(521)		(11,798)
Segment profit (loss)	$26,604	$23,558	$(2,566)		47,596

Unallocated amounts:
Interest expense					(14,475)
Equity in net loss of unconsolidated affiliates					(21,850)
Acquisition intangibles amortization					(4,014)
Corporate expense					(8,537)
Gain on fire insurance recovery					17,604
Other					(1,691)
Consolidated income from continuing operations before income taxes					$14,633

Twelve Months Ended December 28, 2008
Consolidated revenues	$443,334	$324,689	$38,668	$(6,657)	$800,034
Segment operating cash flow	$61,512	$87,246	$(3,498)		$145,260
Recovery on investments			14		14
Depreciation and amortization	(27,697)	(25,463)	(1,867)		(55,027)
Segment profit (loss)	$33,815	$61,783	$(5,351)		90,247

Unallocated amounts:
Interest expense					(43,449)
Impairment of and net loss on investments					(4,419)
Acquisition intangibles amortization					(13,670)
Corporate expense					(36,837)
Gain on fire insurance recovery					3,250
Goodwill and other asset impairment					(908,701)
Other					2,297
Consolidated loss from continuing operations before income taxes					$(911,282)

Twelve Months Ended December 30, 2007
Consolidated revenues	$531,506	$338,384	$35,883	$(6,997)	$898,776
Segment operating cash flow	$115,131	$87,582	$(815)		$201,898
Net write down of investments			(3,433)		(3,433)
Depreciation and amortization	(25,095)	(24,242)	(1,849)		(51,186)
Segment profit (loss)	$90,036	$63,340	$(6,097)		147,279

Unallocated amounts:
Interest expense					(59,577)
Equity in net loss of unconsolidated affiliates					(31,392)
Acquisition intangibles amortization					(17,003)
Corporate expense					(37,856)
Gain on fire insurance recovery					17,604
Other					(6,758)
Consolidated income from continuing operations before income taxes					$12,297

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Media General, Inc.
CONSOLIDATED BALANCE SHEETS

	Dec. 28,	Dec. 30,
(Unaudited, in thousands)	2008	2007

ASSETS

Current assets:
Cash and cash equivalents	$7,142	$14,214
Accounts receivable-net	102,583	133,863
Inventories	12,035	6,676
Other	38,888	52,083
Assets of discontinued operations	11,881	106,958
Total current assets	172,529	313,794

Investments in unconsolidated affiliates	-	52,360

Other assets	41,308	65,686

Property, plant and equipment - net	453,679	475,028

FCC licenses and other intangibles - net	245,266	646,677

Excess of cost over fair value of net identifiable assets of acquired businesses	421,470	917,521

Total assets	$1,334,252	$2,471,066

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$41,378	$32,676
Accrued expenses and other liabilities	86,352	101,817
Liabilities of discontinued operations	2,969	5,521
Total current liabilities	130,699	140,014

Long-term debt	730,049	897,572

Deferred income taxes	-	311,588

Other liabilities and deferred credits	318,277	208,885

Stockholders' equity	155,227	913,007

Total liabilities and stockholders' equity	$1,334,252	$2,471,066

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Media General, Inc.
EBITDA, After-tax Cash Flow, and Free Cash Flow

	Thirteen Weeks Ending		Fifty-Two Weeks Ending
	Dec. 28,	Dec. 30,	Dec. 28,	Dec. 30,
(Unaudited, in thousands)	2008	2007	2008	2007

Income (loss) from continuing operations	$(85,660)	$9,935	$(623,155)	$9,321
Interest	10,650	14,475	43,449	59,577
Taxes	(34,355)	4,698	(288,127)	2,976
Depreciation and amortization	17,273	16,957	71,479	73,013

EBITDA from continuing operations	$(92,092)	$46,065	$(796,354)	$144,887

Income (loss) from continuing operations	$(85,660)	$9,935	$(623,155)	$9,321
Non-cash impairment charge, net of tax	83,054	-	615,137	-
Non-cash tax valuation allowance	7,527	-	7,527	-
Depreciation and amortization	17,273	16,957	71,479	73,013

After-tax cash flow excluding non-cash items	$22,194	$26,892	$70,988	$82,334

After-tax cash flow	$22,194	$26,892	$70,988	$82,334
Capital expenditures	12,274	23,014	31,517	78,142

Free cash flow excluding non-cash items	$9,920	$3,878	$39,471	$4,192

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